Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 13, 2015 related to the financial statements of the Joint RRC Corp. as of and for the years ended December 31, 2013 and 2012, which appear in Form 8-K/A of The Joint Corp., dated March 16, 2015.

EKS&H LLLP

March 16, 2015

Denver, Colorado